Exhibit 10.90

Path 1 Network Technologies Inc.

July 15, 2005

MERRIMAN CURHAN FORD & CO.

July 15, 2005

PERSONAL & CONFIDENTIAL

John R. Zavoli

President and CEO

Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, CA 92121

Dear John:

Merriman Curhan Ford & Co. (“MCF”) is pleased to act as financial advisor to Path 1 Network Technologies Inc. (the “Company”). We will provide investment banking services to the Company which includes (i) assisting the Company in identifying acquirers (the “Acquirer”) and evaluating, prioritizing, and negotiating proposals to purchase the Company, in whole or part (a “Sale Transaction”), and (ii) if requested by the Board, rendering a Fairness Opinion in conjunction with a proposed Sale Transaction. The purpose of this letter is to memorialize the terms of our engagement by the Company.

1. Services. In connection with this engagement, MCF will perform the following services:

a. Merger and Acquisition Advisory Services. MCF will work with the Company on an exclusive basis to evaluate potential Sale Transactions. We will assess the proposed structures for the Sale Transaction and will offer the Company guidance in negotiating the terms of the Sale Transaction. MCF will assist the Company in identifying and, if so instructed, in contacting potential acquirers, and managing the process and closing the Sale Transaction, including formulating and presenting responses and counteroffers, conducting due diligence, and documenting the Sale Transaction. MCF will not provide to any potential acquirer any information about the Company, other than the information provided by the Company under Section 2 hereof, and will not provide any nonpublic information about the Company to a potential acquirer except pursuant to a nondisclosure / nonuse agreement approved by the Company.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

b. Fairness Opinion. At the written request of the Company, MCF will render a Fairness Opinion (our “Opinion”) to the Company’s Board of Directors in conjunction with the Sale Transaction upon the request of the Company’s Board of Directors. If requested by the Board, upon reasonable notice, we will make a detailed presentation of the facts and analyses supporting the conclusions reached in our Opinion to the Board.

2. Information Provided to MCF. In connection with our engagement, the Company has agreed to furnish to MCF, on a timely basis, all relevant information needed by MCF to perform under the terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to, the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all nonpublic information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, that all information supplied to us with respect to the Company will be true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

3. Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the acquirer candidates or the Company. Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company.

MCF has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, MCF shall not be required to render any advice or reports in writing or to perform any other services.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

4. Term of Engagement. Our representation on an exclusive basis will continue for a period of twelve (12) months from the date this letter agreement is executed with MCF; however either party may terminate the relationship at any time upon written notice to the other party. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, MCF’s retainer and expenses incurred will be payable in full and the Company’s obligation under paragraph 5 to pay any applicable M&A Completion Fee will continue for the six (6) month period commencing with such termination or expiration, but no M&A Completion Fee will be payable if the Acquirer was referred to the Company directly or indirectly by MCF and is engaged in discussions regarding the Sale Transaction with the Company or MCF during the period that MCF acted as the Company’s exclusive financial advisor under this agreement (Tail Period).

5. Fees and Expenses. MCF will invoice the Company on a monthly basis for actual and reasonable out-of-pocket expenses. The Company also agrees to pay for reasonable attorney fees for MCF in conjunction with the Sale Transaction. Any expenses exceeding $30,000, excluding the MCF attorney fees, must be approved in advance in writing by the Company.

Performance-based compensation for our services will be as follows:

a. Merger and Acquisition Advisory Services.

(i)	If a Sale Transaction is consummated, the Company will pay MCF a cash M&A Completion Fee at the closing of the Sale Transaction equal to $500,000 at a sale value of less than $20 million, $750,000 at a sale value between $20 million to $25 million and $750,000 plus 10% of the excess sale value beyond $25 million at a sale value of greater than $25 million.

(ii)	If a Sale Transaction is consummated whereby, directly or indirectly, less than a 50% interest in the Company is acquired; the formation of a joint venture, partnership or other business entity, a fee shall be payable in cash upon the occurrence of such event equal to 7.0% of the Transaction Value.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

(iii)	If a Transaction is not consummated and the Company is entitled to receive a “termination fee,” “break-up fee,” “topping fee,” or other form of compensation payable in cash or other assets, including, but not limited to, an option to purchase securities from another company (such cash, securities, including in the case of options, the right to exercise such options or other assets hereinafter referred to as the “Break-up Fee”) then the Company shall pay to MCF in cash, promptly upon the Company’s receipt of such Break-up Fee, an amount equal to twenty percent (20%) of such Break-up Fee received. But in no event shall such 20% payment be greater than the fee calculated pursuant to Paragraph 5.a.(i) above. In the event that the Break-up Fee is paid to the Company in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree on the day such Break-up Fee is paid to the Company; provided that, if such Break-up Fee includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such payment.

(iv)	It is understood that any of the following transactions shall be deemed not to constitute a Sale Transaction: a going-private transaction in which the Company is not acquired; a management buyout; or an acquisition of the Company by a private equity group or other financial buyer (as opposed to a strategic buyer which is already operating in the telecommunications equipment business).

b. Fairness Opinion. In the event that the Board deems it necessary or appropriate for a fairness opinion to be rendered in connection with a Sale Transaction, MCF will receive a Fairness Opinion Fee of $150,000 for rendering its Opinion payable upon delivery of the Fairness Opinion and will be credited against the fee entitled to MCF under sections 5(a) (i), (ii), or (iii). This fee is for our investment banking services related to the Fairness Opinion and is in no way conditioned upon the results of our evaluation and analysis or upon the conclusions reached in the fairness opinion.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

6. Indemnity and Contribution. The parties agree to the terms of the indemnification agreement, which is attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph 6 shall survive any termination of this Agreement.

7. Other Business. If the Company is considering a public offering of its securities, the Company agrees to offer MCF the opportunity to compete for the position of lead underwriter at an economic participation level of no less than 60%. If the Company is considering a private offering of its securities, the Company agrees to offer MCF the opportunity to compete for the position of sole advisor, with customary fees to be mutually agreed upon at the appropriate time. The terms of any such additional engagements will be set forth in separate letter agreements containing terms and conditions to be mutually agreed upon, including without limitation appropriate indemnification provisions.

The Company further understands that if MCF is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, such as acting as an underwriter in connection with the issuance of securities by the Company, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of MCF’s engagement(s).

8. Other MCF Activities. MCF is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, MCF or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in a Sale Transaction.

9. Compliance with Applicable Law. In connection with this engagement, the Company and MCF will comply with all applicable federal, provincial, state and foreign securities laws and other applicable laws.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

10. Independent Contractor. MCF is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and MCF or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which MCF has provided services hereunder shall be solely those of the Company, and MCF shall have no liability relating thereto or arising therefrom. MCF shall have no authority to bind or act for the Company in any respect, and agrees not to purport to do so. It is understood that MCF responsibility to the Company is solely contractual in nature and that MCF does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

11. Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of MCF and their respective successors and assigns.

12. Announcements. The Company grants to MCF the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by MCF, the whole subject to the Company’s prior approval and all costs of such announcement(s) will be borne by MCF.

13. Arbitration. Any dispute between the parties concerning the interpretation, validity or performance of this letter agreement or any of its terms and provisions shall be submitted to binding arbitration in the State of California before an arbitrator selected by the parties hereto, and the prevailing party in such arbitration shall have the right to have any award made by the arbitrators confirmed by a court of competent jurisdiction.

14. General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. In case of any litigation or arbitration between the parties hereto, the prevailing party shall be entitled to its reasonable legal fees. This letter agreement is made and

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

entered in the State of California, and the laws of that state relating to contracts made in, and to be performed entirely in, the state shall govern the validity and the interpretation hereof. This letter agreement may be executed in any number of counterparts and by facsimile signature.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to MCF, whereupon it shall constitute a binding agreement between us.

Very truly yours,

MERRIMAN CURHAN FORD & CO.

By:	/s/ Chet White
Chet White Managing Director

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ John R. Zavoli
John R. Zavoli President and CEO

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

APPENDIX A – INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless MCF and its officers, directors, employees, consultants, attorneys, agents and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (MCF and each such other persons are collectively and individually referred to below as an “Indemnified Party”) from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, and related to the performance by the Indemnified Party of the services contemplated by this letter agreement and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified Party’s bad faith, willful misconduct or gross negligence, and the indemnified party must agree that in such a situation the indemnified party must repay the Company for any costs of the indemnified party’s defense borne by the Company. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified party’s bad faith, willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and MCF under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and MCF in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and MCF shall be deemed to be in the same proportion as the fee the Company actually pays to MCF bears to the total value of the consideration paid or to be paid to the Company and/or the Company’s shareholders in the Sale Transaction. The relative fault of the Company and MCF shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Path 1 Network Technologies Inc.

July 15, 2005

information supplied by the Company or by MCF and the Company’s and MCF’s relative intent, knowledge, access to information and opportunity to correct. The Company and MCF agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party’s share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an “action”) for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election so to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities. In addition to the Company’s other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements thereof, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX